                                                                    Exhibit 99.1


       Index to Supplemental Consolidated Financial Statements               Page
                                                                             ----
Independent Auditors' Report..............................................     2

Supplemental Consolidated Balance Sheets as of March 31, 2000
         (unaudited) and December 31, 1999 and 1998.......................     3

Supplemental Consolidated Income Statements for the three months ended
         March 31, 2000 and 1999 (unaudited) and the years ended
         December 31, 1999, 1998 and 1997 ................................     4

Supplemental Consolidated Statements of Shareholders' Equity
         for the years ended December 31, 1999, 1998 and 1997.............     5

Supplemental Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 1999 (unaudited) and the years ended
         December 31, 1999, 1998 and 1997..................................    6

Notes to Supplemental Consolidated Financial Statements...................     7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Dollar Tree Stores, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related supplemental consolidated income statements, statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Dollar Tree Stores, Inc. and Dollar Express, Inc. on May 5, 2000 which has been accounted for as a pooling of interests as described in note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Dollar Tree Stores, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

/s/ KPMG LLP

Norfolk, Virginia
May 25, 2000

                            DOLLAR TREE STORES, INC.
                                AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS (Note 2)


                                                                                               December 31,
                                                                           March 31,       -------------------
                                                                             2000          1999           1998
                                                                          -----------      ----           ----
                                                                          (unaudited)

                                                                            (In thousands, except share data)
                              ASSETS
Current assets:
     Cash and cash equivalents                                            $  83,711       $ 181,587      $  84,714
     Merchandise inventories                                                276,811         192,838        154,719
     Deferred tax asset (Note 3)                                              5,751           6,093          6,709
     Prepaid expenses and other current assets                               11,713          14,588          7,932
                                                                          ---------       ---------      ---------
        Total current assets                                                377,986         395,106        254,074

Property and equipment, net (Notes 4 and 5)                                 167,167         157,368        131,461
Deferred tax asset (Note 3)                                                     642             470          2,194
Goodwill, net of accumulated amortization                                    41,890          42,394         42,551
Other assets, net (Note 4)                                                   15,633          15,895          6,488
                                                                          ---------       ---------      ---------

         TOTAL ASSETS                                                     $ 603,318       $ 611,233      $ 436,768
                                                                          =========       =========      =========

                LIABILITIES, MANDITORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                     $  73,631       $  73,878      $  59,882
     Income taxes payable (Note 3)                                           10,502          29,193         21,353
     Other current liabilities (Note 5)                                      23,262          34,942         30,934
     Current portion of long-term debt (Note 6)                              26,595          28,070         16,638
     Current installments of obligations under capital leases (Note 4)        3,264           3,190            509
                                                                          ---------       ---------      ---------
         Total current liabilities                                          137,254         169,273        129,316

Long-term debt, excluding current portion (Note 6)                           54,930          49,138         34,136
Obligations under capital leases, excluding
     current installments (Note 4)                                           27,591          28,375          2,476
Common stock put warrants of Dollar Express (Note 8)                          4,394           4,394             --
Other liabilities                                                             7,272           8,644          8,265
                                                                          ---------         -------        -------
         Total liabilities                                                  231,441         259,824        174,193

Cumulative convertible manditorily redeemable preferred stock of
     Dollar Express (Note 8)                                                 36,247          35,171             --

Shareholders' equity (Notes 8 and 10):
     Common stock, par value $0.01. 450,000,000 shares authorized,
         99,239,404 issued and outstanding at March 31, 2000 and
         98,842,201 shares issued and outstanding at December 31,
         1999; and 150,000,000 shares authorized, 97,746,113
         shares issued and outstanding at December 31, 1998                     662             659            652
     Additional paid-in capital                                              81,544          75,031         55,522
     Retained earnings                                                      253,424         240,548        206,401
                                                                          ---------       ---------      ---------
         Total shareholders' equity                                         335,630         316,238        262,575

Commitments, contingencies and subsequent
     events (Notes 1, 4, 6, 7, 8, 10 and 11)
                                                                          ---------       ---------      ---------
         TOTAL LIABILITIES, MANDITORILY REDEEMABLE PREFERRED STOCK
          AND SHAREHOLDERS' EQUITY                                        $ 603,318       $ 611,233      $ 436,768
                                                                          =========       =========      =========

    See accompanying Notes to Supplemental Consolidated Financial Statements.

                            DOLLAR TREE STORES, INC.
                                AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATED INCOME STATEMENTS (Note 2)


                                                                    Three Months
                                                                       Ended                           Year Ended
                                                                      March 31,                        December 31,
                                                                 -------------------    -----------------------------------------
                                                                    2000      1999         1999            1998            1997
                                                                    ----      ----         ----            ----            ----
                                                                      (unaudited)

                                                                              (In thousands, except per share data)
Net sales ...................................................... $ 327,111   $ 258,091  $ 1,351,820    $ 1,073,886    $   847,830
Cost of sales (Note 4) .........................................   213,538     168,391      854,124        681,387        551,926
Merger related costs ...........................................        --          --          443          1,301             --
                                                                 ---------   ---------  -----------    -----------    -----------

         Gross profit ..........................................   113,573      89,700      497,253        391,198        295,904
                                                                 ---------   ---------  -----------    -----------    -----------

Selling, general and administrative expenses (Notes 4, 7 and 9):
       Operating expenses ......................................    81,661      62,517      290,241        234,197        189,060
       Merger related expenses .................................        --          --          607          4,024             --
       Depreciation and amortization ...........................     8,693       6,732       30,809         22,463         16,017
                                                                 ---------   ---------  -----------    -----------    -----------
         Total selling, general and administrative
           expenses ............................................    90,354      69,249      321,657        260,684        205,077
                                                                 ---------   ---------  -----------    -----------    -----------

         Operating income ......................................    23,219      20,451      175,596        130,514         90,827
Interest income ................................................     1,778         416        1,743            604            145
Interest expense (Note 6) ......................................    (2,278)     (1,280)      (7,429)        (5,217)        (3,831)
                                                                 ---------   ---------  -----------    -----------    -----------

         Income before income taxes ............................    22,719      19,587      169,910        125,901         87,141
Provision for income taxes (Note 3) ............................     8,767       5,241       63,333         44,583         31,323
                                                                 ---------   ---------  -----------    -----------    -----------

         Net income ............................................    13,952      14,346      106,577         81,318         55,818

Less: Preferred stock dividends and accretion (Note 8) .........     1,076         440        7,027             --             --
                                                                 ---------   ---------  -----------    -----------    -----------

         Net income available to common shareholders ........... $  12,876   $  13,906  $    99,550    $    81,318    $    55,818
                                                                 =========   =========  ===========    ===========    ===========

Pro forma income data:
       Net income available to common shareholders ............. $  12,876   $  13,906  $    99,550    $    81,318    $    55,818
       Pro forma adjustment for C-corporation income taxes .....        --         234          505          4,804          2,279
                                                                 ---------   ---------  -----------    -----------    -----------
       Pro forma net income available to
         common shareholders ................................... $  12,876   $  13,672  $    99,045    $    76,514    $    53,539
                                                                 =========   =========  ===========    ===========    ===========

       Pro forma basic net income per common share ............. $    0.13   $    0.14  $      1.01    $      0.79    $      0.55
                                                                 =========   =========  ===========    ===========    ===========

       Pro forma diluted net income per common share ........... $    0.12   $    0.13  $      0.92    $      0.71    $      0.50
                                                                 =========   =========  ===========    ===========    ===========

Weighted average number of common shares outstanding ...........    99,032      97,989       98,435         97,454         96,747
                                                                 =========   =========  ===========    ===========    ===========
Weighted average number of common shares
  and dilutive potential common shares outstanding .............   108,647     107,622      107,960        107,115        106,149
                                                                 =========   =========  ===========    ===========    ===========

    See accompanying Notes to Supplemental Consolidated Financial Statements.

                            DOLLAR TREE STORES, INC.
                                AND SUBSIDIARIES

      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Note 2)

                  Years ended December 31, 1999, 1998 and 1997

                                                     Common                       Additional
                                                     Stock           Common         Paid-in         Retained       Shareholders'
                                                     Shares          Stock          Capital         Earnings          Equity
                                                     ------          -----          -------         --------          ------
                                                                     (In thousands, except share data)
Balance at December 31, 1996 ................      96,247,430      $      306      $   36,310       $   80,035       $  116,651
Transfer from additional paid-in
  capital for Common Stock dividend .........              --             135            (135)              --               --
Net income for the year
  ended December 31, 1997 ...................              --              --              --           55,818           55,818
Shareholder distributions ...................              --              --              --           (4,456)          (4,456)
Issuance of stock under Employee
  Stock Purchase Plan and
  other plans (Note 10) .....................          29,508              --             358               --              358
Exercise of stock options, including
  income tax benefit of $2,752 (Note 10) ....         709,961               2           4,917               --            4,919
                                                   ----------      ----------      ----------       ----------       ----------

Balance at December 31, 1997 ................      96,986,899             443          41,450          131,397          173,290
Transfer from additional paid-in
  capital for Common Stock dividend .........              --             198            (198)              --               --
Net income for the year
  ended December 31, 1998 ...................              --              --              --           81,318           81,318
Shareholder distributions ...................              --              --              --           (6,314)          (6,314)
Issuance of stock under Employee
  Stock Purchase Plan and
  other plans (Note 10) .....................          36,505               7             634               --              641
Grant of stock options under the 1998
   Special Stock Option Plan (Note 10) ......              --              --           4,413               --            4,413
Exercise of stock options, including
  income tax benefit of $4,916 (Note 10) ....         722,709               4           9,223               --            9,227
                                                   ----------      ----------      ----------       ----------       ----------

Balance at December 31, 1998 ................      97,746,113             652          55,522          206,401          262,575
Contribution of Only $One's undistributed
   S-corporation earnings ...................              --              --           4,469           (4,469)              --
Net income for the year
  ended December 31, 1999 ...................              --              --              --          106,577          106,577
Shareholder distributions (Note 8) ..........              --              --              --          (60,934)         (60,934)
Issuance of stock under Employee Stock
  Purchase Plan and other plans (Note 10) ...          45,656              --             838               --              838
Exercise of stock options, including
  income tax benefit of $6,278 (Note 10) ....       1,050,432               7          14,202               --           14,209
Accretion to redemption value, amortization
   of discount and accrued dividends of
   cumulative convertible redeemable
   preferred stock of Dollar Express (Note 8)              --              --              --           (7,027)          (7,027)
                                                   ----------      ----------      ----------       ----------       ----------

Balance at December 31, 1999 ................      98,842,201      $      659      $   75,031       $  240,548       $  316,238
                                                   ==========      ==========      ==========       ==========       ==========

    See accompanying Notes to Supplemental Consolidated Financial Statements.

                            DOLLAR TREE STORES, INC.
                                AND SUBSIDIARIES

           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 2)


                                                               Three Months
                                                                   Ended                              Year Ended
                                                                  March 31,                           December 31,
                                                             ------------------         -----------------------------------------
                                                               2000       1999             1999           1998             1997
                                                               ----       ----             ----           ----             ----
                                                                 (unaudited)
                                                                                     (In thousands)
Cash flows from operating activities:
   Net income ............................................   $  13,952  $  14,346       $ 106,577       $  81,318       $  55,818
                                                             ---------  ---------       ---------       ---------       ---------
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization ....................       8,693      6,732          30,809          22,463          16,017
        Loss on disposal of property and equipment .......         205         60             692           1,664             290
        Lease loss charge ................................        (283)      (255)            529           1,125              --
        Provision for deferred income taxes ..............         170     (2,577)          2,340          (1,207)         (3,503)
        Accretion of common stock put warrants of
          Dollar Express to redemption value .............          --         --             382              --              --
   Changes in assets and liabilities increasing
      (decreasing) cash and cash equivalents:
              Merchandise inventories ....................     (83,973)   (39,621)        (37,391)        (31,666)        (21,006)
              Prepaid expenses and other current assets ..       2,875      1,094          (7,488)           (292)          1,235
              Other assets ...............................         141        311             449             265            (293)
              Accounts payable ...........................        (247)    (7,818)         13,824          (1,794)         10,409
              Income taxes payable .......................     (15,761)   (11,698)         14,118           6,682           9,366
              Other current liabilities ..................     (11,790)   (11,262)          4,008           7,197           6,386
              Other liabilities ..........................        (979)      (206)           (294)           (230)          1,301
                                                             ---------  ---------       ---------       ---------       ---------
                 Total adjustments .......................    (100,949)   (65,240)         21,978           4,207          20,202
                                                             ---------  ---------       ---------       ---------       ---------
                 Net cash provided (used in) by operating
                    activities                                 (86,997)   (50,894)        128,555          85,525          76,020
                                                             ---------  ---------       ---------       ---------       ---------

Cash flows from investing activities:
   Acquisition, net of cash acquired .....................          --         --            (320)             --              --
   Capital expenditures ..................................     (18,069)   (11,317)        (55,013)        (57,212)        (63,476)
   Proceeds from sale of property and equipment ..........          65         27             172             174             159
                                                             ---------  ---------       ---------       ---------       ---------
                 Net cash used in investing activities ...     (18,004)   (11,290)        (55,161)        (57,038)        (63,317)
                                                             ---------  ---------       ---------       ---------       ---------

Cash flows from financing activities:
   Distributions paid ....................................          --    (59,874)        (60,934)         (6,314)         (4,456)
   Proceeds from long-term debt ..........................          --     22,000          22,500          17,500          31,350
   Proceeds from revolving credit facilities .............       6,000      5,750          48,600         190,800         206,600
   Net change in notes payable to bank ...................          --         --              --         (10,045)          1,359
   Repayment of long-term debt and facility fees .........      (1,683)      (775)         (1,966)         (2,304)           (225)
   Repayment of revolving credit facilities ..............          --         --         (46,100)       (186,800)       (209,600)
   Proceeds from sale-leaseback transaction ..............          --         --          21,605              --              --
   Principal payments under capital lease obligations ....        (778)      (123)         (1,151)           (474)           (354)
   Proceeds from issuance of preferred stock and
      common stock put warrants of Dollar Express ........          --     32,156          32,156              --              --
   Proceeds from stock issued pursuant to stock-based
      compensation plans .................................       3,586      2,997           8,769           4,952           2,525
                                                              --------  ---------       ---------       ---------       ---------
                 Net cash provided by financing activities       7,125      2,131          23,479           7,315          27,199
                                                              --------  ---------       ---------       ---------       ---------

Net increase (decrease) in cash and cash equivalents .....     (97,876)   (60,053)         96,873          35,802          39,902
Cash and cash equivalents at beginning of year ...........     181,587     84,714          84,714          48,912           9,010
                                                              --------  ---------       ---------       ---------       ---------

Cash and cash equivalents at end of year .................    $ 83,711  $  24,661       $ 181,587       $  84,714       $  48,912
                                                              ========  =========       =========       =========       =========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest, net of amount capitalized ................                              $   6,821       $   4,680       $   4,558
                                                                                        =========       =========       =========
      Income taxes .......................................                              $  46,640       $  39,171       $  25,321
                                                                                        =========       =========       =========


    See accompanying Notes to Suplemental Consolidated Financial Statements.

                            DOLLAR TREE STORES, INC.
                                AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

      Dollar Tree Stores, Inc. (DTS or the Company) owns and operates, in one business segment, discount variety retail stores which sell substantially all items for $1.00. The Company operates under the names of Dollar Tree, Dollar Express, Dollar Bills, Spain's Cards & Gifts, Only $One and Only One Dollar. The Company's headquarters and one of its distribution centers are located in Chesapeake, Virginia. The Company also operates distribution centers in Olive Branch, Mississippi, in the Chicago, Illinois area, in Stockton, California and in Philadelphia, Pennsylvania. Most of the Company's stores are located in the eastern half of the United States and in northern and central California. The Company's merchandise includes housewares, candy and food, seasonal goods, health and beauty care, toys, party goods, gifts, stationery and other consumer items. Approximately 40% to 45% of the Company's merchandise is directly imported, primarily from China. The Company is not dependent on a few suppliers.

Recent Developments

      On May 5, 2000, DT Keystone, Inc., a wholly owned subsidiary, completed a merger, which was accounted for as a pooling of interests, with privately-held Dollar Express, Inc. (Dollar Express), in which Dollar Express became a wholly owned subsidiary of Dollar Tree Stores, Inc. Dollar Express operated 132 stores primarily in the Mid-Atlantic area. Of the stores acquired, 107 are $1.00 single price point stores operated as "Dollar Express" and 25 are multi-price point stores operated as "Spain's Cards & Gifts." Sales from the multi-price point stores accounted for less than 2% of total net sales in 1999. As a result of the merger, the Company's consolidated financial statements have been restated to retroactively combine Dollar Express's financial statements as if the merger had occurred at the beginning of the earliest period presented.

      In addition, on May 25, 2000 the Board of Directors authorized a stock dividend, in which the Company issued one-half share for each outstanding share of Common Stock, payable June 19, 2000 to shareholders of record as of June 12, 2000. As a result, all share and per share data in these supplemental consolidated financial statements and the accompanying financial statements and footnotes that follow have been adjusted to reflect this dividend, having the effect of a 3-for-2 stock split.

Principles of Consolidation

      At December 31, 1999, DTS has three wholly owned subsidiaries, Dollar Tree Management, Inc. (DTM), Dollar Tree Distribution, Inc. (DTD) and Dollar Tree New York, Inc. (DTN). DTM provides management, accounting and administrative services to DTS for a fee and DTD provides merchandise procurement, purchasing, warehousing and distribution services to DTS for a fee. DTN owns and operates discount variety retail stores under the name Only $One and was merged with and into DTS on January 1, 2000. Effective October 29, 1996, DTD established a wholly owned subsidiary, Dollar Tree Properties, Inc. (DTP). DTP is organized as a real estate holding company and owns certain undeveloped property. The supplemental consolidated financial statements include the financial statements of Dollar Tree Stores, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      On December 10, 1998, Dollar Tree West, Inc. (DTW), a former wholly owned subsidiary, completed a merger, which was accounted for as a pooling of interests, with Step Ahead Investments, Inc. (98 Cent Clearance Center) in which 98 Cent Clearance Center became a wholly owned subsidiary of DTS. 98 Cent Clearance Center operated 66 stores in northern and central California and Nevada under the name "98 Cent Clearance Center". Prior to the merger, 98 Cent Clearance Center's fiscal year end was the 52-week period ending on the last Sunday in January. As a result of the merger, the Company's consolidated financial statements were restated to retroactively combine 98 Cent Clearance Center's financial statements as if the merger had occurred at the beginning of the earliest period presented.

      On June 30, 1999, DTN completed a merger, which was accounted for as a pooling of interests, with privately-held Tehan's Merchandising, Inc. (Only $One), in which Only $One became a wholly owned subsidiary of DTS. Only $One operated 24 stores in central and upstate New York state under the name "Only $One." As a result of the merger, the Company's consolidated financial statements were restated to retroactively combine Only $One's financial statements as if the merger had occurred at the beginning of the earliest period presented.

      The consolidated income statement and statements of shareholders' equity and cash flows for the year ended December 31, 1998 reflect the results of operations and cash flows for Dollar Tree Stores, Inc. for the year then ended combined with 98 Cent Clearance Center for the 11-month period ended December 31, 1998. The consolidated income statement, statements of shareholders' equity and cash flows for the year ended December 31, 1997 reflect the results of operations and cash flows for Dollar Tree Stores, Inc. for the year then ended combined with 98 Cent Clearance Center for the fiscal year ended January 25, 1998.

Unaudited Quarterly Financial Statements

      The supplemental consolidated financial statements at March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999, are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The results of operations for the three-month period ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2000.

Cash and Cash Equivalents

      Cash and cash equivalents at December 31, 1999 and 1998 includes $162,755 and $71,700, respectively, of investments in money market securities and bank participation agreements which are valued at cost, which approximates market. The underlying assets of these short-term participation agreements are primarily commercial notes. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Merchandise Inventories

      Merchandise inventories are stated at the lower of cost or market. Cost is assigned to store inventories using the retail inventory method, determined on a first-in, first-out (FIFO) basis. Costs directly associated with warehousing and distribution are capitalized as merchandise inventories. Total warehousing and distribution costs capitalized into inventories amounts to $8,347 and $7,790 at December 31, 1999 and 1998, respectively.

Property and Equipment

      Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

         Buildings..........................................       39 years
         Furniture, fixtures and equipment..................       3 to 7 years
         Transportation vehicles............................       4 to 6 years

      Leasehold improvements and assets held under capital leases are amortized over the estimated useful lives of the respective assets or terms of the related leases, whichever is shorter.

      Costs incurred related to software developed for internal use are capitalized and amortized over three years. Costs capitalized include those incurred in the application development stage.

      Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 1998 and 1997, $402 and $916, respectively, of interest cost was capitalized; no interest was capitalized in 1999.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

      The Company reviews its long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets based on discounted cash flows or other readily available evidence of fair value, if any. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill

      Goodwill, which represents the excess of acquisition cost over the fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 to 25 years. Accumulated amortization relating to goodwill approximates $7,593 and $5,619 at December 31, 1999 and 1998, respectively.

Financial Instruments

      The Company utilizes derivative financial instruments to reduce its exposure to market risks from changes in interest rates. By entering into a receive-variable, pay-fixed interest rate swap, the Company changed the variable rate cash flow exposure on certain variable-rate debt to fixed rate cash flows. The Company is exposed to credit related losses in the event of non-performance by the counterparty to the interest rate swap; however, the counterparty is a major financial institution, and the risk of loss due to non-performance is considered remote. Interest rate differentials paid or received on the swap are recognized as adjustments to interest expense in the period earned or incurred. The Company does not speculate using derivative instruments in the form of interest rate swaps; therefore, these swaps are not recorded in the Company's balance sheet. The Company had no interest rate derivative instruments outstanding at December 31, 1998.

      The Company enters into foreign exchange forward contracts to hedge off-balance sheet foreign currency denominated purchase commitments from suppliers. The contracts are exclusively for Italian lire which account for approximately 1% of the Company's purchases. The terms of these contracts are generally less than three months. Gains and losses on these contracts are not recognized until included in the measurement of the related foreign currency transaction. At December 31, 1999, open foreign exchange contracts of approximately $793 were recorded, based on current conversion rates, in prepaid expenses and other current assets and accounts payable. There were no open exchange contracts at December 31, 1998.

Cost of Sales

      The Company includes the cost of merchandise, warehousing and distribution costs, and certain occupancy costs in cost of sales.

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date of such change.

Stock-Based Compensation

      The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related Interpretations in accounting for its fixed stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure only requirements of SFAS No. 123.

Pro Forma Net Income Per Common Share

      Pro forma basic net income per common share has been computed by dividing pro forma net income available to common shareholders by the weighted average number of common shares outstanding. Pro forma diluted net income per common share reflects the potential dilution that could occur assuming the inclusion of dilutive potential common shares and has been computed by dividing pro forma net income available to common shareholders by the weighted average number of common shares and dilutive potential common shares outstanding. Dilutive potential common shares include all outstanding stock options and warrants after applying the treasury stock method.

New Accounting Standards

      The Financial Accounting Standards Board (FASB) has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133, an Amendment of SFAS No. 133," which defers the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not expect the implementation of these pronouncements to have a material effect on the Company's financial condition or results of operations.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. In addition, the Company has contingent liabilities related to legal proceedings and other matters arising from the normal course of operations. Management does not expect that amounts, if any, which may be required to satisfy such contingencies will be material in relation to the accompanying supplemental consolidated financial statements.

Reclassifications

      Certain 1998 and 1997 amounts have been reclassified for comparability with the 1999 financial statement presentation.

NOTE 2 - MERGERS AND ACQUISITIONS

Dollar Express Merger

      On May 5, 2000, the Company completed its merger with Dollar Express. The merger was accounted for as a pooling of interests. DTS issued .8772 shares of the Company's common stock for each share of Dollar Express's outstanding common stock. The Company issued 8,771,928 shares of its common stock for all of the outstanding shares of Dollar Express's common stock, which included all of Dollar Express's preferred shares converted into common shares on a one-for-one basis as more fully discussed in Note 8. Stock options to purchase 260,000 shares of Dollar Express's common stock were converted into options to purchase 228,072 common shares of the Company.

      Prior to February 5, 1999, Dollar Express was treated as an S-corporation for federal and state income tax purposes. As such, income of Dollar Express for periods prior to February 5, 1999 was taxable to the Dollar Express shareholders, rather than to Dollar Express. Effective February 5, 1999, Dollar Express converted from an S-corporation to a C-corporation and recorded the cumulative deferred tax benefit in the first quarter of 1999. The pro forma provisions for income taxes presented in the supplemental consolidated income statements represent an estimate of the taxes that would have been recorded had Dollar Express been a C-corporation and were computed at 38.5%. A portion of the distributions paid presented in the supplemental consolidated statements of cash flows represents distributions paid to the Dollar Express shareholders for payment of their pass-through tax liabilities.

      The following table presents a reconciliation of net sales and net income previously reported in the Company's 1999 Annual Report to those presented in the accompanying supplemental consolidated financial statements.

                                      For the year ended December 31,
                                 1999               1998             1997
                                 ----               ----             ----
       Net sales:
       DTS...............     $1,197,960         $  944,122       $ 745,590
       Dollar Express....        153,860            129,764         102,240
                              ----------         ----------       ---------
       Combined..........     $1,351,820         $1,073,886       $ 847,830
                              ==========         ==========       =========

       Net income:
       DTS...............     $   98,518         $   71,553       $  51,959
       Dollar Express....          8,059              9,765           3,859
                              ----------         ----------       ---------
       Combined..........     $  106,577         $   81,318       $  55,818
                              ==========         ==========       =========

98 Cent Clearance Center Merger

      On December 10, 1998, the Company completed its merger with 98 Cent Clearance Center. The merger was accounted for as a pooling of interests. DTS issued 1.6818 shares of the Company's common stock for each share of 98 Cent Clearance Center outstanding common and preferred stock. A total of 2,494,110 of the Company's common stock was issued as a result of the merger and 98 Cent Clearance Center's outstanding stock options were converted into options to purchase 484,811 common shares of the Company. In addition, the Company issued options to certain former shareholders of 98 Cent Clearance Center in exchange for non-competition agreements and a consulting agreement. Included in other assets at December 31, 1998 is the fair value of these agreements of $4,413 which is being amortized, generally, over a ten-year period. At December 31, 1999, the carrying value of these agreements is $3,930, net of $483 of accumulated amortization. The recording of these non-competition agreements did not involve the use of cash and, accordingly, has been excluded from the accompanying supplemental consolidated statements of cash flows. In connection with the merger, the Company incurred $5,325 ($4,201 after taxes or $0.04 pro forma diluted net income per common share) of merger related costs and expenses, consisting primarily of professional fees and writedowns of inventory and fixed assets, which were charged to operations during the year ended December 31, 1998.

Only $One Merger

      On June 30, 1999, the Company completed the merger with Only $One. The merger was accounted for as a pooling of interests. The Company issued 752,400 shares of its common stock for all of the Only $One outstanding common stock. In connection with the merger, the Company incurred approximately $1,050 ($792 after taxes or $0.01 pro forma diluted net income per common share) of merger related costs and expenses, consisting primarily of professional fees and writedowns of inventory, which were charged to operations during the year ended December 31, 1999.

      Prior to June 30, 1999, Only $One was treated as an S-corporation for federal and state income tax purposes. As such, income of Only $One for periods prior to June 30, 1999 was taxable to the Only $One shareholders, rather than to Only $One. Effective with the Company's merger with Only $One, Only $One became a C-corporation. The pro forma provisions for income taxes presented in the supplemental consolidated income statements represent an estimate of the taxes that would have been recorded had Only $One been a C-corporation and were computed at 38.5%. A portion of the distributions paid presented in the supplemental consolidated statements of cash flows represents distributions paid to the Only $One shareholders for payment of their pass-through tax liabilities.

Other

      On July 6, 1999, the Company acquired all of the assets and liabilities of a small dollar store operator for approximately $2,600 in cash and forgiveness of receivables. The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired based on their estimated fair market values. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $1,800. The goodwill is being amortized over 20 years. The operating results of the acquired company are included in the Company's operating results beginning July 6, 1999. Pro forma financial information to reflect the effect of the purchase on historical periods is not presented because it is immaterial.

NOTE 3 - INCOME TAXES

      The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consists of the following:

                                                              1999           1998           1997
                                                              ----           ----           ----
      Federal--Current ...............................      $ 52,093       $ 39,348       $ 29,967
      Federal--Deferred ..............................         3,856         (1,024)        (3,067)
      Federal--S-corporation to C-corporation
        conversion ...................................        (1,700)            --             --
      State--S-corporation to C-corporation conversion          (524)            --             --
      State--Current .................................         8,900          6,442          4,859
      State--Deferred ................................           708           (183)          (436)
                                                            --------       --------       --------

                                                            $ 63,333       $ 44,583       $ 31,323
                                                            ========       ========       ========

      A reconciliation of the statutory federal income tax rate and the effective rate for the years ended December 31, 1999, 1998 and 1997 follows:

                                                     1999     1998     1997
                                                     ----     ----     ----

      Statutory tax rate .........................   35.0%    35.0%    35.0%
      Effect of:
        State and local income taxes, net of
           federal income tax benefit ............    3.7      3.2      3.2
        Other, net ...............................    0.2      0.6      0.1
        Only $One and Dollar Express S-corporation
           income ................................   (0.3)    (3.4)    (2.4)
        Conversion of Dollar Express from S- to
           C-corporation .........................   (1.3)      --       --
                                                     ----     ----     ----
             Effective tax rate ..................   37.3%    35.4%    35.9%
                                                     ====     ====     ====

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are classified on the balance sheet based on the classification of the underlying asset or liability. Significant components of the Company's net deferred tax assets as of December 31, 1999 and 1998 are as follows:

                                                      1999         1998
                                                      ----         ----
      Deferred tax assets:
         Property and equipment ................    $    828     $  2,359
         Accrued expenses ......................       6,008        5,487
         Inventories ...........................       3,536        3,147
         Other .................................       1,248          361
                                                    --------     --------

             Total deferred tax assets .........      11,620       11,354
                                                    --------     --------

      Deferred tax liabilities:
         Intangible assets .....................      (2,553)      (2,311)
         Property and equipment ................        (657)          --
         Deferred compensation .................      (1,626)          --
         Other .................................        (221)        (140)
                                                    --------     --------

             Total deferred tax liabilities ....      (5,057)      (2,451)
                                                    --------     --------

             Net deferred tax assets ...........    $  6,563     $  8,903
                                                    ========     ========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred taxes will not be realized. Based upon the availability of carrybacks of future deductible amounts to 1999, 1998 and 1997 taxable income and management's projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the existing net deductible temporary differences will reverse during periods in which carrybacks are available or in which the Company generates net taxable income. However, there can be no assurance that the Company will generate any income or any specific level of continuing income in future years.

NOTE 4 - COMMITMENTS

      Future minimum lease payments under noncancelable store, distribution center and former corporate headquarters operating leases and the present value of future minimum capital lease payments as of December 31, 1999 are as follows:

                                                           Capital     Operating
                                                           Leases       Leases
                                                           ------       ------
 Year ending December 31:
     2000 ............................................     $ 5,880     $ 84,435
     2001 ............................................       5,859       77,377
     2002 ............................................       5,829       65,189
     2003 ............................................       5,792       50,495
     2004 ............................................       6,346       34,718
     Thereafter.......................................      13,525       69,225
                                                           -------     --------
 Total minimum lease payments.........................      43,231     $381,439
                                                                       ========
 Less amount representing interest
     (at an average rate of approximately 9%).........      11,666
                                                           -------
 Present value of net minimum capital lease payments..      31,565
 Less current installments of obligations under
     capital leases...................................       3,190
                                                           -------
 Obligations under capital leases, excluding current
     installments.....................................     $28,375
                                                           =======

      The above future minimum lease payments include amounts for leases that were signed prior to December 31, 1999 for stores that were not open as of December 31, 1999. Minimum rental payments for operating leases do not include contingent rentals that may be paid under certain store leases based on a percentage of sales in excess of stipulated amounts. Future minimum lease payments have not been reduced by future minimum sublease rentals of $7,284 under operating leases.

      Included in property and equipment at December 31, 1999 and 1998 are leased furniture and fixtures and transportation vehicles, excluding sale-leaseback assets, with a cost of $3,514 and $3,621 and accumulated amortization of $1,259 and $754 at December 31, 1999 and 1998, respectively.

Sale-Leaseback Transaction

      On September 30, 1999, the Company sold certain retail store leasehold improvements to an unrelated third party and leased them back for a period of seven years. The Company has an option to purchase the leasehold improvements at the end of the fifth and seventh years at amounts approximating their fair market values at the time the option is exercised. This transaction is being accounted for as a financing arrangement. The total amount of the lease obligation is $29.0 million. The lease agreement includes financial covenants that are not more restrictive than those of existing loan agreements. As part of the transaction, the Company received proceeds of $20,880, net of financing costs, and an $8,120 11% note receivable which matures September 2006 and is included in "other assets, net." The future minimum lease payments related to the capital lease obligation are included in the five-year schedule above.

Operating Leases

      During June 1999, the Company entered into an $18,000 operating lease agreement to finance the construction of the new unautomated distribution center in Stockton. This distribution center replaced the Sacramento, California area facility. Under this agreement, the lessor purchases the property, pays for the construction costs and subsequently leases the facility to the Company. The initial lease term is five years. The lease provides for a residual value guarantee and includes a purchase option based on the initial cost of the property. Each reporting period, the Company estimates its liability, if any, under the residual value guarantee and, if necessary, records additional rent expense on a straight-line basis over the remaining lease term. There was no liability recorded as of December 31, 1999.

      The Company is responsible for payments under leases for former distribution centers located in Memphis, Tennessee and Sacramento and the former corporate headquarters and distribution center in Norfolk, Virginia.
The leases for the facilities expire in September 2005, June 2008 and December 2009, respectively. The future minimum lease payments for each facility are included in the five-year schedule above. The Company receives sublease income in connection with the Norfolk and Memphis facilities from sublease agreements which expire in February 2008 and March 2002, respectively. The sublease income on the Norfolk facility exceeds the annual obligation of $656 under the lease. Due to the uncertainty regarding the ultimate recovery of the future lease payments and the investment in the improvements in the buildings in Memphis and Sacramento, the Company recorded a $1,300 charge related to Sacramento in 1999 and a $1,125 charge related to Memphis in 1998. The charge for Memphis was reduced $700 in 1999 due to leasing the facility earlier than expected in 1999.

      The Company also leases properties for thirteen of its stores, its former corporate headquarters and distribution center in Norfolk and the Philadelphia office and warehouse from partnerships owned by related parties. The total rental payments related to these leases were $2,094, $1,990 and $1,554 for the years ended December 31, 1999, 1998 and 1997, respectively. The future minimum lease payments for each facility are included in the five-year schedule above. Rental payments to related parties are included in the rental expense disclosure below.

      Rental expense for store, distribution center and former corporate headquarters operating leases included in the accompanying supplemental consolidated income statements for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                           1999         1998         1997
                                           ----         ----         ----

      Minimum rentals .............      $78,780      $62,693      $51,843
      Contingent rentals ..........        1,613        1,374        1,837
                                         -------      -------      -------
               Total ..............      $80,393      $64,067      $53,680
                                         =======      =======      =======

Purchase Contract

       During 1996, the Company entered into a purchase agreement with a vendor which commits the Company to purchase a minimum of $39,462 in vendor products by April 2003, of which $9,600 has been purchased through December 31, 1999. If the Company does not meet the minimum purchase requirement by the stated end of the contract term, the contract will extend in six-month increments until the commitment has been met.

NOTE 5 - BALANCE SHEET COMPONENTS

       Property and equipment, net as of December 31, 1999 and 1998 consists of the following:

                                                         1999       1998
                                                         ----       ----

      Land .........................................   $  8,051   $  8,051
      Buildings ....................................     28,468     17,714
      Improvements .................................     69,289     52,584
      Furniture, fixtures and equipment ............    130,747     95,996
      Transportation vehicles ......................      3,283      3,938
      Construction in progress .....................      7,576     20,918
                                                       --------   --------
             Total property and equipment ..........    247,414    199,201

      Less accumulated depreciation and amortization     90,046     67,740
                                                       --------   --------

             Total .................................   $157,368   $131,461
                                                       ========   ========

      Other current liabilities as of December 31, 1999 and 1998 consists of the following:

                                                        1999         1998
                                                        ----         ----

      Compensation and benefits ................      $13,745      $16,332
      Taxes (other than income taxes) ..........       18,298       11,383
      Other ....................................        2,899        3,219
                                                      -------      -------

             Total .............................      $34,942      $30,934
                                                      =======      =======

NOTE 6 - LONG-TERM DEBT

      Long-term debt as of December 31, 1999 and 1998 consists of the following:

                                                                1999      1998
                                                                ----      ----

      7.29% unsecured Senior Notes, interest payable
         semiannually on April 30 and October 30,
         principal payable $6,000 per year beginning
         April 2000 and maturing April 2004 ................   $30,000   $30,000

      Demand Revenue Bonds, interest payable monthly at a
         variable rate which was 6.9% at December 31, 1999,
         principal payable beginning June 2006, maturing
         June 2018 .........................................    19,000    16,500

      Revolving credit facility, interest payable monthly
         at a variable interest rate which was 9.5% at
         December 31, 1999, paid in full in May 2000 .......     6,500     4,000

      Term loan, interest payable monthly at a variable rate
         which was 8.63% at December 31, 1999, paid in
         full in May 2000 ..................................    20,000        --

      Other long-term debt .................................     1,708       274
                                                               -------   -------

      Total long-term debt .................................    77,208    50,774
      Less current portion .................................    28,070    16,638
                                                               -------   -------
      Long-term debt, excluding current portion ............   $49,138   $34,136
                                                               =======   =======

      Maturities of long-term debt are as follows: 2000 - $28,070; 2001 - $10,638; 2002 - $12,000; 2003 - $20,500; 2004 - $6,000.

Senior Notes

      The holders of the Senior Notes have the right to require the Company to prepay the Notes in full without premium upon a change of control or upon certain other transactions by the Company. The Senior Notes rank pari passu with the Company's other debt. The Note agreements, among other things, prohibit certain mergers and consolidations and require the maintenance of certain specified ratios. In the event of default or a prepayment at the option of the Company, the Company is required to pay a prepayment penalty equal to a make-whole amount.

Demand Revenue Bonds

      On May 20, 1998, the Company entered into a Loan Agreement with the Mississippi Business Finance Corporation (MBFC) under which the MBFC issued Taxable Variable Rate Demand Revenue Bonds (the Bonds) in an aggregate principal amount of $19,000 to finance the acquisition, construction, and installation of land, buildings, machinery and equipment for the Company's new distribution facility in Olive Branch. The Bonds do not contain a prepayment penalty as long as the interest rate remains variable. The Bonds are secured by a $19,300 letter of credit issued by one of the Company's existing lending banks. The letter of credit is renewable annually. The Letter of Credit and Reimbursement Agreement requires, among other things, the maintenance of certain specified ratios and restricts the payment of dividends. The Bonds contain a demand provision and, therefore, outstanding amounts are classified as current liabilities.

      On April 1, 1999, the Company entered into an interest rate swap agreement
(swap) related to the $19,000 Loan Agreement with the MBFC (Loan Agreement). This swap converts the variable interest rate to a fixed rate and reduces the Company's exposure to interest rate fluctuations. Under this agreement, as amended, the Company pays interest to the bank which provided the swap at a fixed rate of 4.99%. In exchange, the bank pays the Company at a variable interest rate, which approximates the rate on the Loan Agreement. The variable interest rate of the swap is adjusted monthly. For months in which the interest rate as calculated under the agreement is greater than 8.28%, no payments are made by either party. The swap, effective through April 1, 2009, is for the entire amount outstanding under the Loan Agreement.

Revolving Credit Facility and Term Loan

      In February 1999, Dollar Express entered into a credit facility for an aggregate amount of $40,000, of which $20,000 is a term loan and $20,000 is a revolving credit facility. At the option of Dollar Express, interest on the facility is calculated at the lender's base rate plus a margin, or LIBOR plus a margin based on a leverage ratio, as defined. Commitment fees on the unused portion of the revolving credit facility are calculated based on the LIBOR margin in effect during the period, as defined. The facility was secured by substantially all of Dollar Express's assets, as well as all of Dollar Express's outstanding common and preferred stock. The facility contains customary operational and financial covenants, including covenants regarding maintenance of specified financial ratio, restrictions on capital expenditures, restrictions on payment of cash dividends and other distributions, limits on incurrence of debt and prohibitions on changes of control. As of December 31, 1999, Dollar Express was not in compliance with one of its covenants but received a waiver from its lender. Amounts outstanding on the revolving credit facility and term loan at December 31, 1999 were $6,500 and $20,000, respectively, all of which were paid in full in May 2000. Of the $20.0 million available under the revolving credit facility, $13.0 million is available at December 31, 1999 and $0.5 million is reserved for a standby letter of credit.

Revolving Credit Facility

      On September 27, 1996, the Company entered into an Amended and Restated Revolving Credit Agreement with its banks (the Agreement). The Agreement provides for, among other things: (1) a $135,000 revolving line of credit, bearing interest at the agent bank's prime interest rate or LIBOR, plus a spread, at the option of the Company; (2) an annual facilities fee, calculated as a percentage, as defined, of the amount available under the line of credit, and annual agent's fee payable quarterly; and (3) the reduction of amounts outstanding under the Agreement for a period of 30 consecutive days between December 1, 1999 and March 1, 2000 to $10,000. There are no additional reduction requirements.

      The Agreement, among other things, requires the maintenance of certain specified financial ratios, restricts the payment of certain distributions and prohibits the incurrence of certain new indebtedness. During 1998, the Agreement was amended to remove the restrictions on the amount of capital expenditures and on the minimum beneficial ownership of the founding shareholders. The Agreement matures on May 31, 2002. At December 31, 1999, the variable interest rate on the facility was 7.0%. At December 31, 1999 and 1998, no amounts were outstanding under the Agreement; however, approximately $42,387 of the $135,000 available under the Agreement was committed to certain letters of credit issued in relation to the routine purchase of imported merchandise at December 31, 1999.

Fair Value of Financial Instruments

      The carrying values of cash and cash equivalents, other current assets, other assets, accounts payable, other current liabilities and other liabilities approximate fair value because of the short maturity of these instruments.

      The carrying value of the Company's long-term debt approximates its fair value. The fair value is estimated by discounting the future cash flows of each instrument at rates offered for similar debt instruments of comparable maturities.

      The fair value of the interest rate swap is the estimated amount the Company would receive or pay to terminate the agreement as of the reporting date. The fair value of the interest rate swap at December 31, 1999 is $867.

NOTE 7 - MANAGEMENT ADVISORY SERVICES

      The Company has a financial and management advisory service agreement with one of its non-employee shareholders. The agreement provides for the payment of $200 annually over the term of the agreement. The agreement is terminable by vote of the Company's Board of Directors. During each of the years ended December 31, 1999, 1998 and 1997, the Company paid $200 under this agreement.

NOTE 8 - SHAREHOLDERS' EQUITY

Unattached Warrants

      The Company issued unattached warrants to purchase 4,188,675 shares of Common Stock on September 30, 1993 for $0.12 per warrant and unattached warrants to purchase 4,188,675 shares of Common Stock on February 22, 1994 for $0.12 per warrant. The warrants, which are held by certain Company shareholders, carry an exercise price of $0.57 per share, have been exercisable since March 6, 1995 (the effective date of the Company's initial public offering), and expire on December 31, 2003. All warrants are outstanding at December 31, 1999.

Preferred Stock

      Effective February 1, 1995, the Articles of Incorporation were amended to authorize 10,000,000 shares of Preferred Stock, $0.01 par value per share.

Stock Dividends

      In connection with stock dividends authorized by the Board of Directors in 1998 and 1997, the Company issued one-half share for each outstanding share of Common Stock, payable June 29, 1998 to shareholders of record as of June 22, 1998, and payable July 21, 1997 to shareholders of record as of July 14, 1997, respectively. On May 25, 2000 the Board of Directors authorized a stock dividend, in which the Company issued one-half share for each outstanding share of Common Stock, payable June 19, 2000 to shareholders of record as of June 12, 2000. All share and per share data in these supplemental consolidated financial statements and the accompanying notes have been retroactively adjusted to reflect these dividends, each having the effect of a 3-for-2 stock split.

Recapitalization of Dollar Express

      On February 5, 1999, Dollar Express issued 3,530,000 shares of cumulative convertible redeemable preferred stock for gross proceeds of $34,000, net of offering costs of $2,844. The preferred shareholders were entitled, at any time, to convert any or all shares, on a one-for-one basis, into shares of common stock of Dollar Express. Upon conversion, the holders of the preferred shares were also entitled to payment of all accrued but unpaid dividends, if any, as long as a qualified public offering, merger or consolidation or any other recapitalization or other business combination with an affiliated entity had not occurred prior to August 2001. All outstanding preferred shares were converted into common shares of Dollar Express, on a one-for-one basis, upon consummation of the Dollar Express merger as more fully discussed in Note 2. Dividends for 1999 of $2,751 have been accrued and are unpaid at December 31, 1999. As of result of the merger with Dollar Express, all accrued and unpaid preferred stock dividends were forfeited and credited to additional paid-in capital in May 2000.

      The accretion of preferred stock to redemption value represents the pro rata portion of the change in redemption value of the preferred stock from its initial value at the date of issuance to December 31, 1999. The costs of $2,844 associated with issuing the preferred stock and the discount of $3,013 related to the value of the detachable common stock put warrants have been recorded as discounts on the preferred stock. The redemption value adjustments were being accreted and the discounts were being amortized over a five-year period from the date of issuance.

      Dollar Express issued 416,667 detachable common stock put warrants to the holders of the cumulative convertible redeemable preferred stock to purchase shares of Dollar Express's common stock. The detachable common stock warrants were exercisable beginning August 3, 2001, and thereafter until expiration. The warrants were terminated upon consummation of the merger with Dollar Express.

      In connection with the recapitalization, Dollar Express distributed $59,524 to the former owners of Dollar Express.

Pro Forma Net Income Per Common Share

      The following table sets forth the calculation of pro forma basic and diluted net income per common share:

                                                          1999       1998      1997
                                                          ----       ----      ----
                                                     (In thousands, except per share data)
      Pro forma basic net income per common share:
        Pro forma net income available to common
           shareholders .............................   $ 99,045   $ 76,514   $ 53,539
                                                        --------   --------   --------
        Weighted average number of common shares
           outstanding ..............................     98,435     97,454     96,747
                                                        --------   --------   --------
        Pro forma basic net income per common share .   $   1.01   $   0.79   $   0.55
                                                        ========   ========   ========

      Pro forma diluted net income per common share:
        Pro forma net income available to common
           shareholders .............................   $ 99,045   $ 76,514   $ 53,539
                                                        --------   --------   --------
        Weighted average number of common shares
           outstanding ..............................     98,435     97,454     96,747
        Dilutive effect of stock options and warrants
           (as determined by applying the treasury
           stock method) ............................      9,525      9,661      9,402
                                                        --------   --------   --------
        Weighted average number of common shares and
           dilutive potential common shares
           outstanding ..............................    107,960    107,115    106,149
                                                        --------   --------   --------
        Pro forma diluted net income
           per common share .........................   $   0.92   $   0.71   $   0.50
                                                        ========   ========   ========

      Detachable common stock put warrants to purchase 416,667 shares of common stock of Dollar Express and 3,530,000 shares of cumulative convertible redeemable preferred stock, eligible for conversion into 3,530,000 shares of common stock of Dollar Express, were outstanding from February 5, 1999 to December 31, 1999. These common stock equivalents are not included in the calculation of the weighted average number of common shares and dilutive potential common shares outstanding because their effect would be anti-dilutive.

NOTE 9 - PROFIT SHARING AND 401(K) RETIREMENT PLAN

      The Company maintains defined contribution profit sharing and 401(k) plans which are available to all employees over 21 years of age who have completed one year of service in which they have worked, in general, at least 1,000 hours. Eligible employees may make elective salary deferrals. The Company may make contributions at its discretion.

      Contributions to and reimbursements by the Company of expenses of the plans included in the accompanying consolidated income statements for the years ended December 31 were as follows:

                1999........................................      $ 5,413
                1998........................................        4,059
                1997........................................        2,923

NOTE 10 - STOCK-BASED COMPENSATION PLANS

      At December 31, 1999, the Company has five stock-based compensation plans, which are described below.

Accounting Method

      The Company adopted the disclosure-only option under SFAS No. 123 as of January 1, 1996. If the accounting provisions of SFAS No. 123 had been adopted as of the beginning of 1996, the Company's pro forma net income available to common shareholders and pro forma net income per common share would have been reduced to the pro forma amounts indicated in the following table:

                                                                  1999         1998         1997
                                                                  ----         ----         ----
      Pro forma net income available to common shareholders:
         As reported .......................................   $   99,045   $   76,514   $   53,539
                                                               ==========   ==========   ==========
         Pro forma for SFAS No. 123 ........................   $   88,718   $   69,774   $   50,531
                                                               ==========   ==========   ==========

      Pro forma basic net income per common share:
         As reported .......................................   $     1.01   $     0.79   $     0.55
                                                               ==========   ==========   ==========
         Pro forma for SFAS No. 123 ........................   $     0.90   $     0.72   $     0.52
                                                               ==========   ==========   ==========

      Pro forma diluted net income per common share:
         As reported .......................................   $     0.92   $     0.71   $     0.50
                                                               ==========   ==========   ==========
         Pro forma for SFAS No. 123 ........................   $     0.82   $     0.65   $     0.48
                                                               ==========   ==========   ==========

      The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income available to common shareholders for SFAS No. 123 and pro forma net income per share for SFAS No. 123 amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered. These pro forma amounts for SFAS No. 123 may not be representative of future disclosures because compensation cost is reflected over the options' vesting periods and because additional options may be granted in future years.

Fixed Stock Option Plans

      The Company has four fixed stock option plans. Under the Non-Qualified Stock Option Plan (SOP), the Company granted options to its employees for 1,047,264 shares of Common Stock in 1993 and 1,048,289 shares in 1994. Options granted under the SOP have an exercise price of $0.86 and are fully vested at the date of grant.

      Under the 1995 Stock Incentive Plan (SIP), the Company may grant options to its employees for up to 8,100,000 shares of Common Stock. The exercise price of each option equals the market price of the Company's stock at the date of grant, unless a higher price is established by the Board of Directors, and an option's maximum term is ten years. Options granted under the SIP generally vest over a three-year period.

      The Step Ahead Investments, Inc. Long-Term Incentive Plan (SAI Plan) provided for the issuance of stock options, stock appreciation rights (SARs), phantom stock and restricted stock awards to officers and key employees. Effective with the merger with 98 Cent Clearance Center and in accordance with the terms of the SAI Plan, outstanding 98 Cent Clearance Center options were assumed by the Company and converted, based on 1.6818 Company options for each 98 Cent Clearance Center option, to options to purchase the Company's common stock. Options issued as a result of this conversion were fully vested as of the date of the merger. At the date of the merger, the SAI Plan was authorized to issue 400,000 shares subject to stock options, 40,000 phantom shares, 125,000 SARs, and 25,000 restricted stock awards. In 1996, 98 Cent Clearance Center converted all of the outstanding SARs and phantom stock awards to stock options and restricted stock awards, respectively.

      Under the 1998 Special Stock Option Plan (Special Plan), options to purchase 247,500 shares were granted to five former officers of 98 Cent Clearance Center who were serving as employees or consultants of the Company following the merger. The options were granted as consideration for entering into non-competition agreements and a consulting agreement. The exercise price of each option equals the market price of the Company's stock at the date of grant, and an option's maximum term is ten years. Options granted under the Special Plan vest over a five-year period.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                  1999       1998       1997
                                                  ----       ----       ----

      Expected term in years ............            8          8         10
      Expected volatility ...............        52.7%      50.4%      47.7%
      Annual dividend yield .............           --         --         --
      Risk-free interest rate ...........         6.6%       4.9%       5.8%

      The following tables summarize the Company's various option plans, including the SAI Plan for the period prior to the merger with 98 Cent Clearance Center and the Dollar Express plan for the period prior to the merger with Dollar Express, as of December 31, 1999, 1998 and 1997, and for the years then ended and information about fixed options outstanding at December 31, 1999.

                                                               Stock Option Activity

                                        1999                           1998                           1997
                               -----------------------        -----------------------        -----------------------
                                               Weighted                       Weighted                      Weighted
                                                Average                        Average                       Average
                                               Per Share                      Per Share                     Per Share
                                               Exercise                       Exercise                      Exercise
                                 Shares          Price        Shares            Price        Shares           Price
                                 ------          -----        ------            -----        ------           -----
Outstanding at
   beginning of year.......     4,876,365      $ 14.33       3,606,963        $  6.77      3,274,869         $  4.71
Granted....................     1,697,847        19.05       2,119,610          24.20      1,197,508           10.43
Exercised..................    (1,050,432)        7.55        (722,709)          5.94       (709,961)           3.06
Forfeited..................      (235,317)       21.05        (127,499)         12.13       (155,453)           8.40
                               ----------                    ---------                     ---------
Outstanding at
   end of year.............     5,288,463        16.86       4,876,365          14.33      3,606,963            6.77
                               ==========                    =========                     =========

Options exercisable
   at end of year..........     2,212,093        12.07       2,016,101           5.99      1,631,381            4.03
                               ==========                    =========                     =========

Weighted average fair
   value of options
   granted during the
   year....................                    $ 12.56                        $ 15.02                        $  6.93

                                                    Stock Options Outstanding and Exercisable

                                             Options Outstanding                         Options Exercisable
                               -------------------------------------------           --------------------------
                                                   Weighted
                                 Number             Average          Weighted          Number           Weighted
      Range of                 Outstanding         Remaining          Average        Exercisable         Average
      Exercise               at December 31,      Contractual        Exercise      at December 31,      Exercise
       Prices                     1999               Life              Price            1999              Price
       ------                     ----               ----              -----            ----              -----
$0.86......................      228,079            (a)             $  0.86             228,079        $  0.86
$2.96 to $5.95.............      555,090          5.7 years            4.46             555,090           4.46
$6.77 to $9.93.............      937,548          6.9 years            9.82             670,955           9.77
$10.81 to $19.50...........    1,533,636          9.1 years           17.92              85,952          14.87
$20.67 to $24.09...........    1,247,925          8.4 years           22.96             468,427          22.91
$25.63 to $33.21...........      786,185          9.0 years           27.15             203,590          26.99
                               ---------                                              ---------

$0.86 to $33.21............    5,288,463                                              2,212,093
                               =========                                              =========

      (a) Options granted under the SOP in 1993 and 1994 have no expiration date. They are therefore not included in the total weighted average remaining life.

Employee Stock Purchase Plan

      Under the Dollar Tree Stores, Inc. Employee Stock Purchase Plan (ESPP), the Company is authorized to issue up to 759,375 shares of Common Stock to eligible employees. Under the terms of the ESPP, employees can choose to have up to 10% of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85% of the lower of the price at the beginning or the price at the end of the quarterly offering period. Under the ESPP, the Company has sold 146,174 shares as of December 31, 1999.

      The fair value of the employees' purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

      Expected term................................3 months
      Expected volatility..........................21% to 34%
      Annual dividend yield....................... --
      Risk-free interest rate......................5.16% to 5.88% (annualized)

      The weighted average per share fair value of those purchase rights granted in 1999, 1998 and 1997 was $4.06, $4.19, and $2.65, respectively.

NOTE 11 - SUBSEQUENT EVENTS

      On January 13, 2000, the Company entered into a $35,000 operating lease agreement to finance the construction of a new automated distribution center in Savannah, Georgia. Under this agreement the lessor purchases the property, pays for the construction costs and subsequently leases the facility to the Company. The initial lease term is five years with renewal options for two additional five-year periods. The lease provides for a residual value guarantee and includes a purchase option based on the initial cost of the property. When the assets are placed into service, the Company will estimate its liability, if any, under the residual value guarantee and record additional rent expense on a straight-line basis over the remaining lease term. The new facility is expected to be operational in early 2001.

         On May 25, 2000, the Company's shareholders approved an amendment to the SIP to increase the authorized number of option shares available for grant under the plan to 12,600,000.

NOTE 12 - QUARTERLY FINANCIAL INFORMATION (Unaudited)

      The following table sets forth certain unaudited results of operations for each quarter of 1999 and 1998. The unaudited information has been prepared on the same basis as the audited supplemental consolidated financial statements appearing elsewhere in this report and includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial data shown. The operating results for any quarter are not necessarily indicative of results for any future period.

                                               First     Second         Third      Fourth
                                              Quarter   Quarter(1)     Quarter   Quarter(2)
                                              -------   ----------     -------   ----------
                                             (In thousands, except store and per share data)
1999:
    Net sales .............................   $258,091    $288,148    $298,868    $506,713
    Gross profit ..........................     89,700     103,316     107,322     196,915
    Operating income ......................     20,451      26,233      27,920     100,992
    Net income available to common
      shareholders ........................     13,906      14,626      12,083      58,935
    Pro forma net income available to
     common shareholders (3) ..............     13,672      14,355      12,083      58,935
    Pro forma diluted net income per common
      share ...............................       0.13        0.13        0.11        0.54
    Stores open at end of quarter .........      1,335       1,403       1,461       1,507
    Comparable store net sales increase(4)        4.6%        1.7%        4.9%        7.5%

1998:
    Net sales .............................   $205,641    $237,928    $237,852    $392,465
    Gross profit ..........................     71,872      81,652      85,944     151,730
    Operating income ......................     14,464      22,146      23,019      70,885
    Net income available to common
      shareholders ........................      8,818      14,139      13,854      44,507
    Pro forma net income available to
      common shareholders (3) .............      8,396      12,937      13,190      41,991
    Pro forma diluted net income per common
      share ...............................       0.08        0.12        0.12        0.39
    Stores open at end of quarter .........      1,100       1,163       1,241       1,285
    Comparable store net sales increase(4)        4.6%       12.3%        5.3%        5.2%

(1) Included in gross profit is $443 of merger related costs. Included in operating income is $443 of merger related costs and $607 of merger related expenses.

(2) Included in gross profit is $1,301 of merger related costs. Included in operating income is $1,301 of merger related costs and $4,024 of merger related expenses.

(3) Amounts include a pro forma adjustment for C-corporation income taxes relating to Dollar Express and Only $One of $271 for the quarter ended June 30, 1999, $234 for the quarter ended March 31, 1999, $2,516 for the quarter ended December 31, 1998, $664 for the quarter ended September 30, 1998, $1,202 for the quarter ended June 30, 1998, and $422 for the quarter ended March 31, 1998.

(4)   Easter was observed on April 4, 1999, April 12, 1998 and March 30, 1997.